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                                                                    Exhibit 99.1


Monday July 2, 9:05 am Eastern Time

Press Release

SOURCE: deltathree, Inc.

RSL Communications Sells Its Stake in deltathree

NEW YORK, July 2 /PRNewswire/ -- deltathree, Inc. (Nasdaq: DDDC - news), the IP communications network and provider of hosted communications solutions for service providers worldwide, today announced that Atarey Hasharon Chevra Lepituach Vehashkaot Benadlan (1991), a member of the Tshuva group, has acquired all of RSL Communications' interest in the Company. Atarey Hasharon bought 19,569,459 shares, representing approximately 67% of the common stock of deltathree. The purchase price was 80 cents a share, for a total of $15,655,567. Upon purchase, these shares were automatically converted to Class A common stock and, as a result, there are no Class B shares outstanding. Previously, Class B shares had carried 10 votes per share versus one vote per share carried by the Class A common stock.

Atarey Hasharon will appoint Lenny Roth as chairman of the Company's Board of Directors.

"We believe that having a financially strong majority shareholder will be a great benefit to the Company. Presently, deltathree is at a significant inflection point in its corporate development. We are moving ahead with a revised strategic plan, addressing the shifts currently taking place in our industry. We welcome the guidance and participation of our new shareholders as we embark on these exciting ventures," Noam Bardin, CEO of deltathree, stated.

Commenting on the acquisition, Lenny Roth said, "Our goal is the help the Company lever its existing relationships, forge additional partnerships and identify complementary market opportunities. By capitalizing on the Company's global, service-oriented culture, competent management and strong technical expertise, we are confident that deltathree can achieve considerable growth in the years ahead."

About deltathree, Inc.

Founded in 1996, deltathree is a leading provider of hosted IP-based products and services. In addition to its VoIP offerings, deltathree provides back-office support services including Billing, Operations Management, Marketing Support, and Network Management. The company was named the best IP telephony service by SmartMoney magazine and PC World magazine, and received the Best Built Public Network Award for excellence in IP services/applications at SUPERCOMM 2000.

For more information, contact Jarrett Bens of deltathree, Inc. at (212) 500-4869 and visit our web site at http://corp.deltathree.com. For investor relations, contact Erik Knettel of Thomson Financial/Carson at (212) 701-1963.


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Except for historical matters contained herein, the matters discussed in this press release are for ward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties that may affect deltathree's business and prospects and cause actual results to differ materially from these forward-looking statements.

Among the factors that could cause actual results to differ are the inherent uncertainty of financial estimates and projections, the competitive environment for Internet telephony, deltathree's limited operating history, changes of rates of all related telecommunications services, the level and rate of customer acceptance of new products and services, legislation that may affect the Internet telephony industry, rapid technological changes, and other risk factors contained in deltathree's periodic reports on Form 10-K and Form 10-Q on file with the SEC and available through http://www.sec.gov.

SOURCE: deltathree, Inc.



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